Mathieson Aitken Jemison, LLP
Certified Public Accountants
16 Sentry Park West  Suite 310
Blue Bell, PA 19422-2240
Phone:  215-643-3900
Fax:    215-643-4030
E-Mail: majcpa@majcpa.com
                                February 4, 1999



To the Board of Directors of
Matthew 25 Fund, Inc.
605 Cloverly Avenue
Jenkintown, PA 19046

Ladies and Gentlemen:

In planning and performing our audit of the financial statements of Matthew 25 Fund, Inc. for the year ended December 31, 1998, we considered its internal con-trol, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide as-surance on the internal control.

The management of Matthew 25 Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting prin-ciples. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or irregulari-ties may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become in-adequate because of changes in conditions or that the effectiveness of the de-sign and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A mate-rial weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risks that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control, includ-ing controls over safeguarding securities, that we consider to be material weak-nesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



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